Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Kathy Galante (Investors)	Kim Wittig (Media)
OSI Pharmaceuticals, Inc.	OSI Pharmaceuticals, Inc.
Investor Relations	Public Relations
631-962-2043	212-824-3204
OSI PHARMACEUTICALS SUMMARIZES MACUGEN® (pegaptanib sodium injection)
DATA PRESENTED AT ASSOCIATION FOR RESEARCH IN VISION AND
OPHTHALMOLOGY (ARVO) MEETING
NEW YORK — May 4, 2006 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today provided an informational update summarizing highlights from presentations made regarding Macugen® (pegaptanib sodium injection) at this year’s Association for Research in Vision and Ophthalmology (ARVO) annual meeting held from April 30 to May 4 in Fort Lauderdale, Florida. Two preliminary studies that examine the sequential use of a non-selective anti-VEGF (vascular endothelial growth factor) therapy followed by Macugen therapy to address long-term safety and clinical benefit considerations for patients with neovascular age-related macular degeneration (AMD) showed promising indications of activity. Another study provides support to the hypothesis that Macugen may be more effective as primary therapy in neovascular AMD patients with early lesions. Additional presentations included studies of Medicare data, which show that patients over age 65 with neovascular AMD have significantly more co-morbid conditions such as hypertension, diabetes, lipid disorders, stroke and heart attack, compared to those who do not have neovascular AMD. Promising early data demonstrating the potential utility of Macugen in the treatment of diabetic retinopathy, a common debilitating complication of diabetes that can lead to blindness, was also presented.
Following are summaries of select presentations:
Sequential Use of Macugen with Non-selective Anti-VEGF Therapies
Intravitreal Bevacizumab (Avastin)® Enhanced Pegaptanib (Macugen) Therapy for Choroidal Neovascularization in AMD: An Avastin Booster, presented by Michael Tolentino, MD, Center for Retina and Macular Disease, FL.

•	Twenty-six eyes of 26 patients received one intravitreal injection of Macugen for neovascular AMD, followed two to three weeks later by one intravitreal injection of bevacizumab (Avastin) and at least two subsequent injections of Macugen. Gains or loss of lines on Snellen acuity between vision prior to Avastin injection and vision prior to the third Macugen injection was used as the primary endpoint.

•	9/26 (34.6 percent) eyes gained three lines or more of vision, 18/26 (69.2 percent) eyes gained one or more lines of vision, 5/26 (19.2 percent) eyes had stable vision, and 3/26 (11.5 percent) eyes lost one or more lines of vision.
Safety and Efficacy of Combined Pegaptanib/Bevacizumab Intravitreal Injection as a Treatment for Age-Related Macular Degeneration, presented by Mark Hughes, MD, Ophthalmic Consultants of Boston.
•	Twenty patients with a cross section of angiographic subtypes of neovascular AMD were treated with Avastin followed by Macugen. All had one intravitreal injection of Avastin followed by four Macugen injections every six weeks. Four subjects (20 percent) were given an additional intravitreal Avastin injection at week 18. Gains or loss of lines on Snellen acuity was used as the primary endpoint.

•	The study showed that patients achieved clinically meaningful responses as determined by visual acuity, dilated funduscopy, fundus fluorescein angiography (FFA) and optical coherence tomography (OCT).

•	After 24 weeks, 7/20 (35 percent) patients gained three lines or more of vision and 20/20 (100 percent) had stabilized vision or gained at least one line of vision. Significant improvements were also made in macular edema as measured by OCT.
These promising preliminary results suggest that further studies are needed to investigate this treatment approach which may take advantage of the long-term safety profile of Macugen while a non-selective anti-VEGF therapy is used initially or as a booster for added clinical benefit.
OSI and Pfizer are planning to initiate a Phase IV trial that will further examine the efficacy of Macugen in patients with neovascular AMD who have previously been treated with different therapies that have resulted in a clinically significant and measurable reduction of macular edema. The trial is scheduled to begin in the second half of 2006 and intends to enroll up to 1,000 patients at 100 sites.
Macugen as Primary Therapy in Neovascular AMD Patients with Early Lesions
Macugen as Primary Therapy for AMD Lesions of All Angiographic Subtypes, presented by Polly Quiram, MD, and colleagues at Associated Retinal Consultants, Beaumont Hospital, MI. A retrospective review of patient data in 90 newly diagnosed neovascular AMD patients undergoing treatment with Macugen as primary therapy showed:
•	Ninety percent (81/90) of patients had stabilization or improved vision: 20 percent (18/90) gained > 3 lines of Snellen visual acuity and 70 percent (63/90) had stabilized vision (defined as no change + 2 lines).

•	Only 10 percent (9/90) of patients reported loss of > 3 lines of vision.

•	This study suggests that Macugen is effective as primary treatment for new neovascular AMD lesions of any angiographic subtype.
Increased Risk of Co-morbid Conditions in Wet AMD Patients
Comparison of Co-morbid Conditions Between Wet AMD Patients and a Control Cohort in the Medicare Population, presented by Sonali Shah, RPh, MBA, MPH, Pfizer Inc. A retrospective analysis of 35,000 Medicare patient reimbursement claims from 2003 found that as compared to the control group, neovascular AMD patients had:
•	31.5 percent higher risk of hypertension

•	9.8 percent higher risk of diabetes

•	36.4 percent higher risk of lipid disorders

•	11.6 percent higher risk of stroke

•	22.3 percent higher risk of gastro-intestinal disorders

•	11.4 percent higher risk of depression
Association Between Neovascular Age-Related Macular Degeneration and Incidence of Myocardial Infarction (MI), presented by Ingrid Scott, MD, MPH, Penn State College of Medicine. A retrospective review of Medicare reimbursement claims from 2000 to 2003 found that neovascular AMD is associated with a higher risk of myocardial infarction, or heart attack, independent of demographic factors and other co-morbid conditions.
These data suggest that safety is an important consideration when treating neovascular AMD since patients are typically over the age of 65 and are already at risk for cardiovascular and thromboembolic diseases.
Macugen Study in Diabetic Retinopathy Patients
Use of Pegaptanib Sodium (Macugen) for Regression of Proliferative Diabetic Retinopathy, presented by Victor Gonzalez, MD, Valley Retina Institute, TX. Ten patients with proliferative diabetic retinopathy were administered an intravitreal injection of 0.3 mg Macugen every six weeks. Results showed that:
•	All 10 eyes injected with Macugen had a marked regression of neovascularization within the first three weeks of treatment.

•	In addition, there was a decrease in central retinal thickness, also within the first three weeks, without significant adverse events.
These preliminary findings suggest that selective VEGF blockade with Macugen may reduce the progression of proliferative diabetic retinopathy and provide beneficial effects in preventing severe vision loss due to proliferative diabetic retinopathy, but further studies will be needed to confirm and evaluate these effects. The preliminary data also suggest that selective VEGF blockade may allow for less laser therapy, a destructive intervention that can lead to irreversible side-effects, in treating diabetic retinopathy.
About Macugen
Macugen is indicated in the United States for the treatment of neovascular AMD and is administered in a 0.3-mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.
Macugen has been approved by regulatory authorities in the United States, European Union, Canada, Brazil, Argentina, Peru, Pakistan, the Philippines, and Switzerland, with filings submitted in 14 other countries. OSI and Pfizer co-promote Macugen in the United States. OSI has granted Pfizer exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement.
For full prescribing information about Macugen, please visit http://www.macugen.com.
Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections or with known hypersensitivity to pegaptanib sodium or any other excipient in this product.
Safety and efficacy of Macugen have been demonstrated in controlled clinical studies for up to 2 years.
Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique — which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) — should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.
Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.

Rare cases of anaphylaxis/anaphylactoid reactions, including angioedema, have been reported in postmarketing experience following the intravitreal administration procedure.
The patient’s medical history for hypersensitivity reactions should be evaluated prior to performing the intravitreal procedure.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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